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                                                                   Exhibit 10.8


                TECHNOLOGICAL RESEARCH AND DEVELOPMENT AUTHORITY
                                STATE OF FLORIDA
                 INVESTMENT INITIATIVE FOR ENERGY TECHNOLOGIES

                             TRDA FUNDING AGREEMENT

         This Agreement, dated December 6, 1999 ("Effective Date"), is made by and between the Technological Research and Development Authority of the State of Florida, having its principal place of business at 5195 South Washington Avenue, Titusville, Florida 32780 ("TRDA") and Global Energy & Environmental Research, Inc., having its principal place of business at 15445 N. Nebraska Avenue, Lutz, Florida 33549 ("GEER").

                                    RECITALS

         WHEREAS, under a special agreement with the Florida Department of Community Affairs ("Department"), TRDA operates a program titled "Investment Initiative for Energy Technologies" pursuant to which TRDA may provide funding to Florida for-profit companies;

         WHEREAS, the purposes of the program are to benefit Florida's economy and promote energy conservation and efficiency by assisting Florida companies with the commercialization of energy-related technologies and related new or advanced products and services, the creation of new jobs, and the replenishment of program funds;

         WHEREAS, GEER has developed technology that will be used to produce new and improved energy efficient products primarily for the heating, ventilation, air conditioning and refrigeration ("HVACR") industry;

         WHEREAS, GEER has applied to TRDA for funds to complete its development of new and retrofit products that implement the technology, and to assemble and market such products, and TRDA is willing to fund the Project;

         WHEREAS, GEER has obtained the required matching funds from personal funds and private investors.

         NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and obligations contained herein, and intending to be legally bound hereby, the parties agree as follows:

A. INCORPORATION OF RECITALS. The parties represent and warrant that the above recitals are true and correct and are hereby incorporated in the body of this Agreement by this reference.

B. PURPOSE. GEER has applied to TRDA for funds that it will use (i) to complete development of a suite of energy efficient products for the HVACR markets, and in support of Energy Service Companies that serve those markets, and (ii) for the production and commercialization of such products. GEER anticipates that its products and technology will be


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used to retrofit existing air conditioning, heat pump and refrigeration systems and, in the alternative, to replace such systems with more energy efficient products. It believes that its Dual Path Unit Ventilator/EER+ System, currently in development, and other products using its leading edge patented Dual Source technology and Dual Coil technology, for which a patent is pending, will enable GEER to generate revenues of about $115 million by year five and a profit in the second year of operations.

         According to GEER, federal regulations setting energy savings goals for federal buildings and other factors, such as the age of the installed base, restrictions on the use of refrigerants used in older systems, and the availability of new technology, will continue to make the HVACR industry a growth market with annual revenues in excess of $100 billion. GEER is positioned to take advantage of this growth market with its revolutionary energy saving technology.

         In consideration of the funds to be supplied, GEER will make royalty payments to TRDA from the sale or license of its products and/or technology. The funding to a Florida corporation is expected to benefit Florida's economy through technology enhancement, the production of high technology products, the creation of jobs, and the replenishment of funds. This Agreement is intended to govern the performance of the parties, including the use of TRDA funds, commercialization goals and compliance with the requirements of the Investment Initiative for Energy Technologies.

C. DEFINITIONS. For purposes of this Agreement, the following words and terms shall have the meaning set forth below:

         1. "Gross Sales" means all revenues recognized in accordance with generally accepted accounting principles from the sale, distribution, license, lease or other disposal of Products by GEER, or related Entities, in the Territory, less returns, allowances, prompt payment and volume discounts that are customarily provided in the industry. Freight, packing, insurance, and sales and other taxes based on the sale of the Products may be deducted from Gross Sales when included in the gross sales price, but not taxes assessed on income derived from such sales.

         2. "Inventions" means all inventions, discoveries, concepts, research, ideas and improvements conceived or developed, individually or jointly, prior to or during the terms of this Agreement, that relate directly or indirectly to the Products, regardless of whether a patent, copyright or another type of legal protection covers that subject matter, and regardless of the tangible form in which the subject matter is embodied.

         3. "Products" means energy efficient air conditioning, heat pump and refrigeration systems, subsystems, components, apparatus, inventions and related services principally for the HVACR markets.

         4. "Project" means all acts expressly contemplated by this Agreement, or which are otherwise necessary for the performance of GEER hereunder.


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         5.       "Related Entities" means entities that are directly or
         indirectly involved with the development, technology, sale, license or manufacture of the Products and which are under common control or ownership by or with GEER.

         6.       "Territory" means all the countries of the world.

D.       REPRESENTATIONS. GEER represents and warrants that:

         1. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with its principal office located in Lutz, Florida, and is in good standing under the laws of the jurisdictions in which it conducts its business.

         2. It intends to maintain its principal location in the State of Florida for at least as long as any sums are due to TRDA hereunder.

         3. It and the Related Entities lawfully possess the rights to the technology required for the development and commercialization of the Products and, with the funding provided herein, it can complete Product development and produce, market and sell the Products in the Territory.

         4. The information supplied in the proposal and all other documents delivered to TRDA are true, accurate and complete.

         5. There are no actions, suits or proceedings pending against GEER or the Related Entities, or to the knowledge of GEER, threatened against it or the Related Entities, or orders, judgments, injunctions or decrees that would materially affect the Products or the Project, including the ability of GEER to make all payments required hereunder.

         6. Neither it nor the Related Entities are in default with respect to any order of any court or governmental authority, or in violation of any ordinances, governmental rules or regulations to which it is a party or to which it is subject.

         7. Neither it, any member of its staff, or any subcontractor is debarred or suspended or is otherwise excluded from or ineligible to participate on government funded programs.

E.       CONDITIONS OF TRDA FUNDING. It is understood that GEER shall:

         1. Diligently perform the work in a manner that is consistent with its original and revised proposal to TRDA, set forth as Exhibit A, and the Work/Payment Schedule and Statement of Work set forth as Exhibit B.

         2. Provide the necessary personnel, material, services, technology, equipment and facilities to meet the milestones and other critical dates required to complete the Project.


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         3.       To the extent applicable, assist TRDA and the Department in complying with the Stripper Well Settlement Agreement and guidance issued by the US Department of Energy, the Financial Assistance Rules described in Title 10, Part 600, as well as those regulations concerning the use of oil overcharge recovery funds.

         4. Upon reasonable notice, allow representatives of TRDA, the Department, or other interested groups or parties, full access to the facilities and work environments associated with the Project.

         5. Make no future expenditures or take any action material to the Project that has not been approved by TRDA, and immediately notify TRDA in the event of any anticipated, proposed or actual changes relating to (i) the scope or direction of the Project, or (ii) the management or control of GEER. No funds provided hereunder, whether by TRDA or matching funds, shall be used to fund work performed, or activities not directly related to the performance of this Agreement, such as basic research, seminars, training programs, business plan development, market research, the development of ancillary products and software, interest expense, construction, claims or litigation.

         6. Conduct a minimum of seventy-five percent (75%) of the work represented by this Agreement, including the work funded by TRDA, the matching funds and by GEER, within the State of Florida.

         7. Require that all subcontractors agree to be bound by terms and conditions no less restrictive than those contained herein, including such terms as relate to the indemnification of TRDA. All subcontracts with a value in excess of twenty thousand dollars ($20,000) shall require prior approval from TRDA and copies of the executed agreements shall be provided to TRDA within ten (10) days after their execution.

         8. Complete the Project within twelve (12) months of the Effective Date, including all of the following: a) the development and testing of the Product, b) the initiation and conducting of substantial marketing activity, including sales discussions with potential customers, c) the securing of orders for the Product, and/or licenses with respect to the Inventions, and d) the generation of Gross Sales.

F.       TRDA FUNDING/PAYMENT.

         1. The funds to be disbursed by TRDA pursuant to this Agreement shall not exceed Two Hundred Thirty Seven Thousand One Hundred Thirteen Dollars ($237,113.00).

         2. Payments shall be in accordance with Exhibit B, the Work/Payment Schedule and Statement of Work. It is understood that no more than one invoice for payment may be submitted in each calendar month and that any payment with respect thereto is conditioned on (a) the completion of applicable tasks and subtasks and the receipt and approval by TRDA of the deliverables contemplated by the Work/Payment Schedule and Statement of Work, (b) the receipt of monthly reports, and (c) such other documents,


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         information and certifications required by this Agreement. When submitted, an invoice shall be accompanied by a Milestone/Deliverables Report as described in Section 1.

         3. Payments will be issued within thirty (30) days from the receipt and approval of a GEER invoice containing an original signature of an authorized GEER representative, specifying the payment requested, the tasks and subtasks completed, the time period covered and the following certification:

                  "This is to certify that this invoice is for requesting payment only on those tasks that have been completed in accordance with this Agreement. It is further certified that no portion of the funds received or to be received have or will be used for lobbying in violation of Section 216.347 of the Florida Statutes."

         4. To the extent that any tasks and/or subtasks have not been completed to the satisfaction of TRDA, TRDA shall both notify GEER of such event and withhold an amount equal to the amount requested for such tasks and subtasks. Unless GEER can complete the tasks and/or subtasks, which are the subject of the notification, to the satisfaction of TRDA before the closing of TRDA's regular payment cycle, payment for such tasks and/or subtasks shall occur upon receipt of invoice in the following month.

         5. Requests for revisions in the Work/Payment Schedule and the Statement of Work shall be submitted in writing and promptly reviewed by the parties.

G.       ROYALTY PAYMENTS.

         1. GEER shall pay, or cause to be paid, to TRDA royalty payments equal to five percent (5%) of the Gross Sales of Products in any calendar year. Such payments shall be made quarterly beginning with the calendar quarter after the quarter during which sales of Products are first made. Payments will apply only to the Dual Path Unit Ventilator ("DPUV"), brand name EER+ Products and Technology.

         2. It is understood and agreed that the payment obligations hereunder shall have priority over all existing and future obligations for the payment or reimbursement of funds obtained from all other sources. In that regard, GEER shall make its payments to TRDA before making payments to other sources of funding.

         3. Unless this Agreement is terminated pursuant to Section P, below, in which case any amounts owed shall be immediately due and payable, royalty payments shall continue without limitation as to time until an amount equal to three times the total amount of the TRDA funding has been received by TRDA from GEER. At its sole option, GEER may make advance payments or payments in excess of those required hereunder, and such payments shall be credited against the total amount due.

H. EVALUATION AND REPORTING REQUIREMENTS. The Following reports, documents and demonstrations are required for presentation and delivery to
TRDA:


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         1.       Monthly Reports. GEER shall submit six (6) copies of a
         monthly written report on the status of the activities that are being conducted pursuant to this Agreement on or before the end of each monthly period. The monthly reports will address, but not be limited to, the following:

                  a. Accomplishments relative to milestones and schedules;

                  b.       Financial status:

                           (i) budget summary for the project quarter covered by the report;

                           (ii) budget summary for the project overall to date;

                           (iii)    explanation for any requested budgetary
                           changes;

                  c. activities of each contractor, subcontractor or other participants;

                  d. detail of any slippage or any difficulties encountered;

                  e. measures taken by GEER to address items in (d) above;

                  f. explanation for any requested change in focus or timeline for the Project;

                  g.       material changes in project personnel;

                  h. any other material changes that could affect the outcome or commercial potential of the Project;

                  i. anticipated date for first distribution or sale of the Product;

                  j. savings as a result of incorporation of the Product into GEER's production process, if applicable;

                  k.       results of any demonstrations and testing;

                  l. the intellectual property rights maintained by GEER in the Products;

                  m. patent and copyright indemnities provided by GEER to any person or entity in connection with the Project.

         2. Milestone/Deliverables Report. GEER shall submit a Milestone/Deliverables Report, consistent with Exhibit B, the Work/Payment Schedule and Statement of Work, with each invoice. The Milestone/Deliverables Report shall include all the designated designs, test plans, test results, etc., and provide specific detail describing and verifying the achievement of the respective project tasks. The invoice accompanying the Milestone/Deliverables Report shall be for an amount no greater than specified on the Work/Payment Plan.


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         3.       Final Report. Twelve (12) copies of a final Project report must be submitted to TRDA not later than thirty (30) calendar days after completion of the work specified hereunder. A final invoice/fiscal report must be submitted not later than sixty (60) calendar days after completion of the work specified hereunder. The final project report will include a narrative that details and evaluates the accomplishments and impacts of the Project, and the final fiscal report will address each of the items referenced in (a) through (k) above.

         4. Demonstrations. GEER shall demonstrate to TRDA and the Department the significant testing of any prototype item and the final testing or utilization of the finished commercial Products.

         5. Semi-Annual Impact Surveys. GEER will complete and return to TRDA on a semi-annual basis such Economic Impact Surveys for up to ten
         (10) years after the conclusion of the Project work or until such time as GEER has made full payment as defined in paragraph G, ROYALTY PAYMENTS, to TRDA, whichever comes first.

         6. Financial Statements. GEER shall provide to TRDA a financial report, including balance sheet and income (P&L) statement, along with a copy of its annual Federal Corporate Income Tax Return which is prepared by an independent certified public accountant, and a job cost detail report that reflects costs incurred for which TRDA funds and those from any other source with respect to the Project were used. This report shall be submitted within ninety (90) days from the end of each fiscal year, or portions thereof, on an annual basis for up to ten (10) years, or until such time as GEER has made full payment as defined in paragraph G, ROYALTY PAYMENTS, to TRDA, whichever comes first.

I.       PROJECT RECORDS.

         1. GEER shall retain all financial records, supporting documents, statistical records and any other documents relating to this Agreement for a period of not less than three (3) years from the date of expiration of this Agreement, or final payment to TRDA hereunder, whichever is later. In the event of any litigation, claim, or audit involving such records and documents, this period shall be extended until such matters have been resolved.

         2. GEER understands and agrees that except for reports containing trade secrets as defined by Chapter 812.081 of the Florida Statutes, any records relating to this Agreement, whether in the possession of TRDA, the Department or GEER, may be a "public record" as defined in Chapter 119, Florida Statutes, and that such records may have to be available for public inspection and copying at reasonable times and under reasonable circumstances. Any requests for disclosure will be evaluated by legal counsel prior to such disclosure to insure that TRDA is in full compliance with applicable law.


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J.       ROYALTY REPORT/AUDIT.

         1. Beginning as of the first calendar quarter after the quarter during which sales of the Product are first made, GEER shall make written quarterly reports to TRDA within thirty (30) days after the first day of each of the months of January, April, July and October during the life of this Agreement. Such reports shall state in sufficient detail the number, description, and aggregate Gross Sales and all deductions therefrom of the Products sold or otherwise disposed during the preceding three (3) calendar months and upon which royalties are payable hereunder. The first such report shall include all Products sold or otherwise disposed prior to that date.

         2. Concurrent with the making of each such report, GEER shall pay TRDA royalties at the rate specified above.

         3. GEER, its subsidiaries, affiliates, Related Entities and sublicensees of any of them shall keep full, clear and accurate books and records with respect to sales of the Products subject to royalties hereunder. Such books and records shall be kept at GEER's principal place of business and made in a manner such that the royalty reports made pursuant to this section can be verified. TRDA, or authorized representatives of TRDA, shall have the right to both examine and audit such records upon reasonable notice during normal business hours, but not more than twice per year. In case of any dispute as to the sufficiency or accuracy of such records, TRDA may have an independent auditor examine and certify such records. Such inspections shall be at the expense of TRDA, unless a variation or error to the prejudice of TRDA exceeding five percent (5%) is discovered. In such event, GEER shall be responsible for all costs relating to such audit. GEER will promptly pay to TRDA the full amount of any underpayment together with interest thereon at twelve percent (12%) simple interest per year.

K. INSURANCE. GEER shall procure and thereafter maintain the following types of insurance in not less than the stated minimum coverage with respect to its performance under this Agreement.

         1. Worker's Compensation Insurance in accordance with statutory requirements for all States in which the Project is performed.

         2. Employer Liability Insurance with a limit of not less than $500,000 in the aggregate.

         3. Comprehensive General Liability Insurance providing Operations Liability, Owners and Contractual Protective Liability and Contractual Liability (specifically, but not by way of limitations, covering liability assumed under the section below entitled Indemnification). Coverage is to include the hazards of explosion, collapse and underground damage. The policy shall provide a combined single limit of liability for personal injury (including death) and property damage for not less than $1,000,000 for each occurrence.


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L.       INDEMNIFICATION. GEER, at its sole expense, shall indemnify and hold the State of Florida, TRDA, the Department, associated agencies of the State of Florida, and their directors, officers, employees, agents, affiliates, designees and assignees, harmless from any loss, damage or liability or expense arising as the result of the performance of this Agreement by GEER or its subcontractors, or in the course of its development, testing and commercialization of the Product, or with respect to its compliance with all laws and regulations, including those specifically included herein. GEER, at its sole expense, shall defend any suit or dispose of any claim or other proceedings brought against said indemnities on account of such loss, damage, liability, or expense and shall pay all costs and expenses, including attorneys' fees, and satisfy all judgments which may be incurred by or rendered against said indemnities.

M. INDEPENDENT CONTRACTOR. Notwithstanding anything to the contrary in this Agreement, or any other communications between the parties, GEER shall be deemed an independent contractor and not an agent, employee, joint venturer or partner of TRDA, the Department or the State of Florida. GEER is not authorized to represent itself as an agent or employee of TRDA, the Department, or the State of Florida before any person or entity and TRDA shall not be bound by any acts or conduct of GEER.

N. EXCUSABLE DELAY. Acts of God, or of the public enemy, acts of the Government in its sovereign capacity, fires, floods, strikes, epidemics, quarantine restrictions, or freight which cause failure to perform hereunder and, in every case, are beyond the reasonable control and without the fault or negligence of GEER, shall constitute an excusable delay, if written notice thereof is given to TRDA within ten (10) days after such event shall have occurred. In the event of delay resulting from any of the above causes, only the applicable delivery requirements will be extended accordingly.

O.       TERM AND TERMINATION.

         1. This Agreement shall be effective as of the date first specified above and shall remain in force for a period of five (5) years, unless otherwise terminated as provided herein. This Agreement shall be renewed automatically for periods of one (1) year until such time as GEER has fulfilled its obligations under Section G, ROYALTY PAYMENTS.

         2.       This Agreement may be terminated as follows:

                  a. By TRDA for cause immediately upon written notice to GEER. Cause shall include, without limitation, misuse of funds, fraud, GEER's abandonment of the Project, a material change in the scope or focus of the Project, the sale, or transfer by GEER to a third party of the rights to develop, produce, manufacture or exploit the Products or Inventions, or a refusal by GEER to permit public access to any document or other material subject to disclosure under Chapter 119 of the Florida Statutes, as amended.


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                  b.       By TRDA immediately upon written notice in the event
                  GEER becomes insolvent or is the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits its inability to pay its debts as they become due.

                  c. By TRDA upon ten (10) days written notice in the event of any suspension or termination of funds by the Department or any state or federal agency providing financial assistance to the Project.

                  d. By TRDA upon thirty (30) days written notice in the event a default by GEER of any of the provisions of this Agreement, provided that GEER shall have thirty (30) days in which to cure any such default.

                  e. By TRDA in the event of (i) a merger or consolidation, sale of all or substantially all of the stock or assets, or other corporate act resulting in a change in the control or management of GEER, or (ii) a sale, grant of exclusive rights, assignment or other permanent disposition of any key technology of the company, in whole or in part, to a third party or parties.

                  f.       By mutual written consent of the parties.

         3. If terminated by TRDA under (a), (b), (d) or (e) above, notwithstanding any provisions herein to the contrary:

                  a. The entire amount of GEER's financial obligations to TRDA, i.e., three (3) times the amount of the funds actually provided by TRDA hereunder, less any unexpended funds returned within ten (10) days of the receipt of the notice of termination, shall become due and payable immediately upon receipt of written notice of termination; or

                  b. At the election of GEER, the entire amount of GEER's financial obligations to TRDA, i.e., three (3) times the amount of the funds actually provided by TRDA hereunder, less any unexpended funds returned within ten (10) days of the notice of termination, shall become due and payable, together with interest thereon, pursuant to the terms of a Promissory Note to which the parties have agreed in advance. For purposes of such election, it is agreed that the date of the Note shall be the effective date of termination, the Maturity Date shall be two (2) years from the date of the first payment, and the payment of the amount set forth above plus twelve percent (12%) simple interest shall be divided into eight (8) equal installments. A signed copy of the Note is set forth as Exhibit C.

         4. If terminated by TRDA under (c), or by the parties pursuant to (f) above, the entire amount of GEER's financial obligations to TRDA, i.e., the amount of the funds actually provided by TRDA hereunder, shall become due and payable on thirty (30) days written notice.


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         5.       In the event of any termination of this Agreement, all
         unexpended funds of TRDA shall be returned to TRDA and all property costing in excess of five hundred dollars ($500.00) and purchased exclusively with TRDA funds shall become the property of TRDA.

P. CONTINGENT FEES PROHIBITED. GEER represents and warrants that no person, selling agency, or other organization has been employed or retained to solicit or secure this Agreement upon a contract or understanding for a commission, percentage, brokerage, or contingent fee. In the event of a violation of this section, TRDA may, in its sole discretion, terminate the Agreement pursuant to the Termination provision, or deduct the full amount of any such commission, percentage, brokerage, or contingent fee from the funds it provides hereunder.

Q.       LOBBYING AND POLITICAL ACTIVITY PROHIBITED.

         1. GEER represents and agrees that no federal, State of Florida, or TRDA funds have been paid or will be paid by or on behalf of GEER to any person for influencing or attempting to influence any officer or employee of any federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement.

         2. If any funds other than federally appropriated funds have been paid to GEER to any person for influencing or attempting to influence an officer or employee of any federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Agreement, GEER shall complete and submit Standard Form-LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions. GEER shall require that the language of this section be included in the award documents for all sub-awards at all tiers (including subcontracts, subgrants, and contracts under grants, loans and cooperative agreements) and that all recipients shall certify and disclose accordingly.

         3. No funds received pursuant to this Agreement may be expended for lobbying the legislature or any state agency.

R. COMPLIANCE WITH THE LAW. GEER shall comply with all applicable federal, state and local laws and regulations, including all United States export laws and regulations and the following:

         1. Discrimination in Employment. GEER shall comply with all federal and state employment laws and regulations and, with respect to the operation of this Agreement, shall assure TRDA that no person shall be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination on the grounds of race, color, national origin, sex, or handicap, under any program or activity in which TRDA, or the Department, provides funds received from the federal or state government.


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         2.       Clean Air and Water Act. GEER shall comply with all
         applicable standards, orders, or requirements issued pursuant to the following: Section 306 of the Clean Air Act, Section 508 of the Clean Water Act, and Environmental Protection Agency Regulations.

S. RELIGIOUS ACTIVITY PROHIBITED. GEER shall use its best efforts to prohibit religious activity, including religious instruction, missionizing or proselytizing during the performance of this Agreement.

T. PUBLICATIONS AND PUBLICITY. Any publications which result from the Project, including without limitation, follow-up studies, research papers, articles, patent applications, or student theses or dissertations, shall be properly acknowledged and reported to TRDA in a timely manner. GEER shall obtain the prior written approval of TRDA concerning the content and timing of news releases, articles, brochures, advertisements, speeches and other information releases concerning the performance of the Agreement. Notwithstanding the above, all information that is disseminated as a result of this Agreement shall contain the following statement which acknowledges support from the Department and TRDA: "Funding for this project was provided by the Department of Community Affairs/Florida Energy Office and the Technological Research and Developmental Authority."

U. NOTICES. Any notice(s) required or permitted to be given or made in this Agreement shall be in writing. Such notice(s) shall be deemed to be duly given or made when it shall have been delivered by hand or registered mail to the party to which it is required to be given or made at such party's address specified below:

         GEER:             Global Energy & Environmental Research, Inc.
                           15445 N. Nebraska Avenue
                           Lutz, Florida  33549

         Attn:             Mr. W. Keith Glaze

         TRDA: Technological Research and Development Authority 5195 South Washington Avenue
                           Titusville, Florida  32780

         Attn:             Mr. David Kershaw

V. LIMITATION OF LIABILITY. In no event shall TRDA be liable to GEER for any damages whatever resulting from (a) death or bodily injury, or (b) any special, exemplary, consequential, or incidental damages, including but not limited to lost profits, whether arising out of contract, tort, strict liability, or otherwise, resulting from or relating to this Agreement. This section will apply notwithstanding any other provisions of this Agreement.



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


W.       GENERAL.

         1. Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The courts of Brevard County, Florida, shall be the venue in the event of any action or proceeding with respect to the operation or construction of this Agreement.

         2. Attorney's Fees and Costs. In any dispute arising out of or related to this Agreement, the prevailing party in such dispute shall be entitled, as part of the final award, to recover its reasonable attorney's fees and costs, including costs of experts.

         3. Conformance with Standards. Where any code, ordinance, or governmental regulation requires a material or item or conform to a particular standard, GEER shall, at the request of TRDA, deliver to TRDA a certificate stating that the material or item furnished conforms to the standard prescribed.

         4. Successors and Assigns. This Agreement shall be binding on the parties hereto, and their respective subsidiaries, successors and assigns. GEER may not delegate any of its duties or assign any of its rights without the written consent of TRDA.

         5. No Modification. This Agreement may not be modified or amended except in a written document signed by authorized representatives of both parties.

         6. Entire Agreement. The terms and conditions of this Agreement, including all referenced exhibits, constitute the final and entire agreement between the parties, and no prior or contemporaneous representations, expressions or agreements, either written or oral, shall vary or supplement the terms hereof. The terms of this Agreement shall not be supplemented or contradicted by any course of dealing, usage of trade or course of performance under this or other contracts or agreements.


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


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.


EXHIBITS

EXHIBIT A         GEER PROPOSAL
EXHIBIT B         WORK/PAYMENT SCHEDULE AND STATEMENT OF WORK
EXHIBIT C         PROMISSORY NOTE


TECHNOLOGICAL RESEARCH AND                   GLOBAL ENERGY &
DEVELOPMENT AUTHORITY                        ENVIRONMENTAL RESEARCH, INC.



By:    /s/  Frank L. Kinney                  By:     /s/ Richard E. Wiles
   ---------------------------------            -------------------------------


        FRANK L. KINNEY                         Richard E. Wiles - President
------------------------------------         ----------------------------------
             NAME                                        NAME


       February 23, 2000                            FEBRUARY 3 - 2000
------------------------------------         ----------------------------------
             DATE                                        DATE


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